EXHIBIT 99.1
AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of September 10, 2008 by and between Carl Kirkland (“Purchaser”), and the holders of common stock of Kirkland’s, Inc. listed on Exhibit A attached to this Agreement (each, a “Seller,” and collectively, the “Sellers”).
     The Purchaser has assigned his right to purchase 285,000 shares of Common Stock in accordance with the provisions of Section 8.06 of that certain Stock Purchase Agreement dated as of September 10, 2008 by and among the Purchaser and Sellers (the “Original Purchase Agreement”).
     The parties desire to amend and restate in its entirety the Original Purchase Agreement.
     The Sellers desire to sell, and the Purchaser desire to buy, 3,464,032 shares of the Common Stock of Kirkland’s, Inc., a Delaware corporation (the “Company”) for a price per share of $1.95 (“Purchase Price”) on the terms and conditions set forth in this Agreement. In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Notwithstanding that the shares of Common Stock are registered for resale by the Sellers pursuant to two registration statements on Form S-3 (333-152165 and 333-111245), the transactions contemplated by this Agreement are taking place pursuant to the so-called Section 4(1 1/2) exemption from the registration requirement of Section 5 of the Securities Act and not pursuant to such registration statements.
     The intention of the parties that the Purchaser will request the Company to substitute the Purchaser’s names for the Sellers’ names in the two registration statements by prospectus supplement, post-effective amendment or other available means, consistent with applicable SEC regulations and policy.
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
     “Agreement” has the meaning set forth in the Preamble.
     “Closing” has the meaning set forth in Section 2.02.
     “Closing Date” has the meaning set forth in Section 2.02.
     “Company” has the meaning set forth in the Preamble.

     “Common Stock” means the common stock of the Company, no par value per share.
     “Counterpart Agreement” means that certain Counterpart Agreement, dated as of the date hereof and attached hereto as Exhibit B, pursuant to which Purchaser agrees to be bound by the obligations imposed upon “Shareholders” under the Registration Rights Agreement to the same extent as if it were a “Shareholder” thereunder and to be deemed a “Shareholder” thereunder.
     “Original Purchase Agreement” has the meaning set forth in the Preamble.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court or government agency, board or other entity or instrumentality.
     “Purchase Price” has the meaning set forth in the Preamble.
     “Purchaser” has the meaning set forth in the Preamble.
     “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement made as of the 15th day of April 2002, among Kirkland Holdings L.L.C., Kirkland’s Inc., SSM Venture Partners, L.P., Joseph R. Hyde, III, Johnston C. Adams, Jr., John H. Pontius, CT/Kirkland Equity Partners, L.P., R-H Capital Partners, L.P., TCW/Kirkland Equity Partners, L.P., Capital Resource Lenders II, L.P., Allied Capital Corporation, The Marlborough Capital Investment Fund, L.P., Capital Trust Investments, Ltd., Global Private Equity II Limited Partnership, Advent Direct Investment Program Limited Partnership, Advent Partners Limited Partnership, Carl Kirkland, Robert Kirkland, Robert Alderson, The Amy Katherine Alderson Trust, The Allison Leigh Alderson Trust, The Carl T. Kirkland Grantor Retained Annuity Trust 2001-1 and Steven Collins, and any additional Shareholders of the Company (as defined in the Registration Rights Agreement), from time to time, which Registration Rights Agreement permits execution by counterpart.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” or “Sellers” has the meaning set forth in the Preamble.
     “Shares” means the shares of Common Stock to be sold by the Sellers, and to be purchased by the Purchaser, at the Closing.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
     Section 2.01 Purchase and Sale of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Seller, severally and not jointly, hereby agrees to sell, convey, deliver, transfer and assign to the Purchaser, a number of Shares equal to the total number of Shares set forth opposite such Seller’s name on Exhibit A hereto, and the Purchaser hereby agrees to purchase such number of Shares from each Seller to be sold to it by such Seller at a price equal to One and 95/100 Dollars ($1.95) per Share.
     Section 2.02 The Closing. The closing of the purchase and sale of the Shares under this Agreement (the “Closing”) shall take place at the offices of the Sellers, 75 State Street, Boston, Massachusetts 02109 as promptly as practicable following the satisfaction of the conditions set forth in Articles V and VI. The date on which the Closing occurs shall be the “Closing Date.” At the Closing, each Seller shall deliver to the Purchaser a stock certificate representing at least the number of Shares to be sold by such Seller to the Purchaser hereunder either (i) endorsed for transfer to the Purchaser or (ii) accompanied by an executed stock power sufficient to transfer such Shares to the Purchaser against payment of the Purchase Price therefore by the Purchaser in cash by wire transfer.
     Section 2.03 Original Purchase Agreement Terminated. Sellers and Purchaser acknowledge and agree that the Original Purchase Agreement is hereby terminated by mutual consent and no party shall have any continuing obligation to the other party pursuant to the terms of the Original Purchase Agreement. The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of the Original Purchase Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each Seller, severally and not jointly, represents and warrants to the Purchaser as follows:
     Section 3.01 Authority and Approvals. Such Seller has the power and authority to enter into, deliver and perform its obligations under this Agreement, and all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including limited partner approval, if necessary, has been duly and validly taken. The Agreement has been duly and validly executed and delivered by such Seller. Assuming this Agreement constitutes a valid and binding agreement of the Purchaser, this Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization or consent of, any governmental body or authority in order to consummate the transactions contemplated by this Agreement.
     Section 3.02 The Shares. Such Seller is the record and beneficial owner of at least the number of shares of Common Stock proposed to be sold by such Seller under this Agreement. The Shares are validly issued, fully paid and nonassessable. Except for this Agreement and the Registration Rights Agreement, there is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of any Shares held by such Seller. There exist no liens, equitable interests, pledges, warrants, purchase rights, security interests, rights of first refusal, claims, options, proxies, voting arrangements, charges or encumbrances or other restrictions of any kind affecting the Shares held by such Seller. Upon transfer of the Shares held by such Seller to a Purchaser at the Closing against payment of the Purchase Price, the Purchaser will acquire ownership of such Shares, free and clear of all liens, equitable interests, pledges, warrants, purchase rights, security interests, rights of first refusal, claims, options, proxies, voting arrangements, charges or encumbrances or other restrictions of any kind affecting such Shares, except as set forth in the Registration Rights Agreement.
     Section 3.03 Conflicts. The execution, delivery and performance of this Agreement will not (a) contravene, conflict with or result in a violation of the certificate of limited partnership or limited partnership agreement of such Seller; (b) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreements or instrument to which such Seller is a party or by which it or its assets may be bound; or (c) constitute a violation of any applicable law, rule or regulation, or of any judgment, order, injunctive, award or decree of any court, administrative agency or other governmental authority applicable to such Seller.
     Section 3.04 Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers as follows:
     Section 4.01 Authorization of Agreement. The Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes a valid and binding obligation of each of the Sellers, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser is not required to give any notice to, make any filing with, or obtain any authorization or consent of, any governmental body or authority in order to consummate the transactions contemplated by this Agreement.
     Section 4.02 Experience; Purchase for Investment; Transfers. The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Shares and is able financially to bear the risks thereof. The Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares in violation of applicable law, and the Purchaser has no present or contemplated agreement, undertaking, arrangement obligation, indebtedness, or commitment providing for the distribution or sale thereof. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom.
     Section 4.03 Conflicts. The execution, delivery and performance of this Agreement will not (a) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreements or instrument to which the Purchaser is a party or by which it or its assets may be bound; or (b) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive, award or decree of any court, administrative agency or other governmental authority applicable to the Purchaser.
     Section 4.04 Brokers’ Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE V
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
     The obligation of the Purchaser to purchase the Shares at the Closing is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Purchaser.
     Section 5.01 Consents. All waivers, consents, approvals and actions of any governmental authority or regulatory body or other Person required to be obtained by the Sellers in connection with this Agreement shall have been obtained.
     Section 5.02 No Litigation. No action, suit, or proceeding shall be pending or threatened before any court or other governmental body wherein an unfavorable order would (a) prevent or delay the consummation of any of the transactions contemplated by this Agreement; (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (c) affect adversely the rights or impose any material limitation on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares after Closing.
     Section 5.03 Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement and in any document, instrument or certificate delivered hereunder shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.
     Section 5.04 Performance of Covenants and Agreements. The Sellers shall have performed in all material respects all of the covenants and agreements to the extent required to be performed by it under this Agreement at or prior to the Closing.
     Section 5.05 Adverse Claims. There must not have been made or threatened by any Person any claim asserting that such Person: (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares; or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
     The obligations of the Sellers under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived:
     Section 6.01 Consents. All waivers, consents, approvals and actions of any governmental authority or regulatory body or other Person required to be obtained in connection with the Agreement shall have been obtained.
     Section 6.02 No Litigation. No action, suit, or proceeding shall be pending or threatened before any court or other governmental body wherein an unfavorable order would (a) prevent or delay the consummation of any of the transactions contemplated by this Agreement; or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
     Section 6.03 Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement and in any document, instrument or certificate delivered hereunder shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.
     Section 6.04 Performance of Covenants and Agreements. The Purchaser shall have performed in all material respects all of the covenants and agreements to the extent required to be performed by it under this Agreement at or prior to the Closing.
ARTICLE VI
TERMINATION
     Section 7.01 Termination of Agreement. The parties may terminate this Agreement as provided below:
     (a) the parties may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (b) the Purchaser may terminate this Agreement by giving written notice to the Sellers any time prior to the Closing (i) in the event any Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Sellers of the breach, and the breach has continued without cure or waiver for a period of thirty (30) days after the notice of breach, (ii) if satisfaction of any of the conditions in Article V becomes impossible and the Purchaser has not waived in writing such condition

(provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than through the failure of the Purchaser to comply with its obligations under this Agreement), or (iii) if the Closing shall not have occurred on or before September 30, 2008 (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement);
     (c) the Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Purchaser of the breach, and the breach has continued without cure or waiver for a period of thirty (30) days after the notice of breach, (ii) if satisfaction of any of the conditions in Article VI becomes impossible and the Sellers have not waived in writing such condition (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than through the failure of the Sellers to comply with their obligations under this Agreement); or (iii) if the Closing shall not have occurred on or before September 30, 2008 (other than through the failure of the Sellers to comply fully with their obligations under this Agreement).
     Section 7.02 Effect of Termination. Each party’s right of termination under Section 7.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If any party terminates this Agreement pursuant to Section 7.01, all further obligations of the parties under this Agreement will terminate, but nothing shall prevent any party from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Assignment of Rights under Registration Rights Agreement. In connection with the sale of Shares to the Purchaser hereunder, each Seller hereby transfers to the Purchaser all of such Seller’s rights to cause the Company to register Shares under the Registration Rights Agreement together with all relevant rights thereunder.
     Section 8.02 Best Efforts. Each party hereto shall use its commercially reasonable best efforts to satisfy the conditions precedent to the performance by such party of its obligations under this Agreement.
     Section 8.03 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, including, but not limited to, any fees payable to an agent, broker, investment or commercial banker, person or firm acting on behalf of or under the authority of such party who is entitled to any broker’s or finder’s fee or any other commission or fee directly or indirectly in connection with any of the transactions contemplated herein

     Section 8.04 Severability. If any provision of this Agreement shall be held invalid or unenforceable, each other provision hereof shall be given effect to the extent possible without such invalid or unenforceable provision and to that extent, the provisions of this Agreement shall be severable.
     Section 8.05 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by telecopier or by national overnight delivery service, and addressed to the intended recipient as set forth below:
     If to the Sellers:
Steven J. Collins
c/o Advent International
75 State Street, 31st floor
Boston, MA 02109
     If to the Purchaser:
Carl Kirkland
431 Smith Lane,
Jackson, TN 38301
Facsimile: (731) 664-9345
     Copy to:
J. Robert Walker, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Facsimile: (901) 577-0785
     Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by telecopier, the day actually received as evidenced by a written receipt of transmission and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     Section 8.06 No Assignment. No party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties, which consent will not be unreasonably withheld, conditioned or delay, provided, however, that the Purchaser may assign any of its rights under this Agreement to any “accredited investor” (as such term is defined in

Regulation D promulgated under the Securities Act) provided that such assignee enters into an agreement with the Sellers on substantially the same terms and conditions as those contained in this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.
     Section 8.07 Modifications, Consents and Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. Any party hereto may waive compliance, with respect to any obligations owed to such party, with any provision of this Agreement. Any waiver hereunder shall be effective only if made in a writing signed by the party to be charged therewith and only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.
     Section 8.08 Notice of Breach. Each party shall notify, as soon as reasonably practicable, the other parties hereto upon such party’s obtaining actual knowledge of the occurrence of any event, or the failure of any event to occur, that results in a breach of any representation or warranty by such party or a failure by such party to comply with any covenant, condition, or agreement contained herein.
     Section 8.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.
     Section 8.10 No Publicity. Except as may be otherwise required by law, legal process, stock exchange rule, or in any filing with the Securities Exchange Commission or as may be necessary to obtain required consents, neither the Company nor the Sellers shall make any public statement or announcement regarding this Agreement or the transactions contemplated hereby, or disclose that the Purchaser has become a stockholder of the Company without the consent of the Purchaser. The obligations contained in this Section 8.10 shall survive the Closing.
     Section 8.11 Delays or Omissions; Remedies Cumulative. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any consent of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     Section 8.12 Execution in Counterparts. This Agreement may be executed by the parties individually or in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.
     Section 8.13 Headings. Article and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement.
     Section 8.14 Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. All exhibits referred to in this Agreement are incorporated herein by reference and made a part hereof.
     Section 8.15 Survival. All of the representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.
     Section 8.16 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.
[Signatures follow]

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.
PURCHASER:

/s/ Carl Kirkland
Carl Kirkland

SELLERS:
GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By: Advent International Limited Partnership, its General Partner
By: Advent International Corporation, its General Partner

/s/ Steven J. Collins
Name:
Title:

ADVENT DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP
By: Advent International Limited Partnership, its General Partner
By: Advent International Corporation, its General Partner

/s/ Steven J. Collins
Name:
Title:

ADVENT PARTNERS LIMITED PARTNERSHIP
By: Advent International Corporation, its General Partner

/s/ Steven J. Collins
Name:
Title:

EXHIBIT A

Seller	Shares to be Sold
Global Private Equity II Limited Partnership	2,547,470 shares

Advent Direct Investment Program Limited Partnership	829,199 shares

Advent Partners Limited Partnership	87,363 shares

Total	3,464,032 shares